Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment, dated as of December 6, 2012 (this “Amendment”), to the Rights Agreement, dated as of July 30, 2011 (the “Rights Agreement”), is made between Commercial Metals Company, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, prior to the time that any Person becomes an Acquiring Person and if no Distribution Date has occurred, the Company may make any supplement or amendment to the Rights Agreement without the approval of any holders of the certificates representing shares of Common Stock;

WHEREAS, no Person has become an Acquiring Person as of the date hereof and there has not been a Distribution Date as of the date hereof;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2. Section 1(v) of the Rights Agreement is hereby amended to read in its entirety as follows: “Final Expiration Date” shall mean the Close of Business on December 6, 2012.”

3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4. This Amendment shall be deemed effective as of December 6, 2012. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect, except with respect to sections 18 and 20(c), which shall survive such termination.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

COMMERCIAL METALS COMPANY

By:	/s/ Ann J. Bruder
Name:	Ann J. Bruder
Title:	Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/ James O’Regan
Name:	James O’Regan
Title:	Vice President

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